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Subject Company: Ameritrade Holding Corporation
Commission File No.: 000-49992
Forward-Looking Statements
The document included herein contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements relating to anticipated financial and operating results, TD Bank Financial Group’s plans, objectives, expectations and intentions and other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of TD Bank Financial Group’s management and involve a number of significant risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. The following factors, among others, could cause or contribute to such material differences: change in general economic conditions; the performance of financial markets and interest rates; the possibility that the transaction does not close when expected or at all, or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; that prior to the closing of the proposed transaction, the businesses of the companies suffer due to uncertainty; that TD Ameritrade is unable to transition customers, successfully execute its integration strategies, or achieve planned synergies; that the parties are unable to accurately forecast the anticipated financial results of TD Ameritrade following the transaction; that TD Ameritrade is unable to compete successfully in this highly competitive and rapidly changing marketplace; that TD Ameritrade is unable to retain employees that are key to the operations of the combined business; that TD Ameritrade is unable to identify and realize future consolidation and growth opportunities; the risk of new and changing regulation in the U.S. and Canada; acts of terrorism; and war or political instability. Additional factors that could cause TD Bank Financial Group’s results to differ materially from those described in the forward-looking statements can be found in TD Bank Financial Group’s Annual Report on Form 40-F for the fiscal year ended October 31, 2004, which was filed with the U.S. Securities and Exchange Commission on December 13, 2004 and is available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).
Additional Information and Where to Find It
In connection with the proposed transaction, Ameritrade will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF AMERITRADE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations at www.amtd.com, or by mail at Ameritrade Investor Relations, 4211 S. 102 Street, Omaha, NE 68124, or by Telephone: 800-237-8692. In addition, documents filed with the SEC by Ameritrade are available free of charge at the SEC’s web site at www.sec.gov.
Ameritrade Holding Corporation, The Toronto-Dominion Bank, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Ameritrade in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement of Ameritrade described above. Information regarding Ameritrade’s directors and executive officers is also available in its proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on January 24, 2005. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Ameritrade as described above. Information regarding The Toronto-Dominion Bank’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2004, which was filed with the SEC on December 13, 2004, and in its notice of annual meeting and proxy circular for its 2005 annual meeting, which was filed with the SEC on February 17, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov and by directing a request to The Toronto-Dominion Bank , c/o TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations (416) 308-9030.

This filing consists of the following materials:
(1)	Transcript of the presentation by Dan Marinangeli, Executive Vice President and Chief Financial Officer of the TD Bank Financial Group, at the 2005 Scotia Capital Financials Summit on September 13, 2005.

2005 Scotia Capital Financials Summit
TRANSCRIPT OF DAN MARINANGELI’S PRESENTATION
AT 2005 SCOTIA CAPITAL FINANCIALS SUMMIT
TUESDAY SEPTEMBER 13, 2005
(CHECK AGAINST DELIVERY)
DISCLAIMER

THE INFORMATION CONTAINED IN THIS TRANSCRIPT IS A TEXTUAL REPRESENTATION OF THE TD BANKNORTH’S AND THE TORONTO-DOMINION BANK’S (“TD”) CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALL. IN NO WAY DOES TD ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON TD’S WEB SITE OR IN THIS TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE CONFERENCE CALL ITSELF AND TD BANKNORTH’S AND TD’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
FORWARD-LOOKING INFORMATION

From time to time, the Bank makes written and oral forward-looking statements, including in this presentation, in other filings with Canadian regulators or the U.S. Securities and Exchange Commission (SEC), and in other communications. All such statements are made pursuant to the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements regarding the Bank’s objectives and targets and strategies to achieve them, the outlook for the Bank’s business lines, and the Bank’s anticipated financial performance. Forward-looking statements are typically identified by words such as “believe”, “expect”, “anticipate”, “intend”, “estimate”, “plan”, “may” and “could”. By their very nature, these statements require us to make assumptions and are subject to inherent risks and uncertainties, general and specific, which may cause actual results to differ materially from the expectations expressed in the forward-looking statements. Some of the factors that could cause such differences include: the credit, market, liquidity, interest rate, operational and other risks discussed in the management discussion and analysis section in other regulatory filings made in Canada and with the SEC, including the Bank’s 2004 Annual Report; general business and economic conditions in Canada, the United States and other countries in which the Bank conducts business, as well as the effect of changes in monetary policy in those jurisdictions and changes in the foreign exchange rates for the currencies of those jurisdictions; the degree of competition in the markets in which the Bank operates, both from established competitors and new entrants; legislative and regulatory developments; the accuracy and completeness of information the Bank receives on customers and counterparties; the timely development and introduction of new products and services in receptive markets; expanding existing distribution channels; developing new distribution channels and realizing increased revenue from these channels, including electronic commerce-based efforts; the Bank’s ability to execute its growth and acquisition strategies including those of its subsidiaries; changes in accounting policies and methods the Bank uses to report its financial condition, including uncertainties associated with critical accounting assumptions and estimates; the effect of applying future accounting changes; global capital market activity; consolidation in the Canadian financial services sector; the Bank’s ability to attract and retain key executives; reliance on third parties to provide components of the Bank’s business infrastructure; technological changes; change in tax laws; unexpected judicial or regulatory proceedings; continued negative impact of the United States litigation environment; unexpected changes in consumer spending and saving habits; the possible impact on the Bank’s businesses of international conflicts and terrorism; acts of God, such as earthquakes; the effects of disease or illness on local, national or international economies; the effects of disruptions to public infrastructure, such as transportation, communications, power or water supply; and management’s ability to anticipate and manage the risks associated with these factors and execute the Bank’s strategies. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. Unforeseen events affecting such borrowers, industries or countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The preceding list is not exhaustive of all possible factors. Other factors could also adversely affect the Bank’s results. For more information see the discussion starting on page 37 of the 2004 Annual Report. All such factors should be considered carefully when making decisions with respect to the Bank, and undue reliance should not be placed on the Bank’s forward-looking statements. The Bank does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on its behalf.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transaction with Ameritrade, Ameritrade will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF AMERITRADE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations at www.amtd.com, or by mail at Ameritrade Investor Relations, 4211 S. 102 Street, Omaha, NE 68124, or by Telephone: 800-237-8692. In addition, documents filed with the SEC by Ameritrade are available free of charge at the SEC’s web site at www.sec.gov.
Ameritrade Holding Corporation, The Toronto-Dominion Bank, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Ameritrade in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement of Ameritrade described above. Information regarding Ameritrade’s directors and executive officers is also available in its proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on January 24, 2005. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Ameritrade as described above. Information regarding The Toronto-Dominion Bank’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2004, which was filed with the SEC on December 13, 2004, and in its notice of annual meeting and proxy circular for its 2005 annual meeting, which was filed with the SEC on February 17, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov and by directing a request to The Toronto-Dominion Bank , c/o TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations (416) 308-9030.
The presentation may also be deemed to be solicitation material in respect of the proposed merger of TD Banknorth and Hudson United. In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. SHAREHOLDERS OF TD BANKNORTH AND SHAREHOLDERS OF HUDSON UNITED ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final joint proxy statement/prospectus will be mailed to shareholders of TD Banknorth and shareholders of Hudson United. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from TD Banknorth, Two Portland Square, P.O. Box 9540, Portland, Maine 04112-9540, Attention: Investor Relations, or from Hudson United, 1000 MacArthur Boulevard, Mahwah, New Jersey 07430, Attention: Investor Relations.
TD Banknorth, Hudson United, and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding TD Banknorth’s directors and executive officers is available in its proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 20, 2005, and information regarding Hudson United’s directors and executive officers is available in Hudson United’s proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on March 23, 2005. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

CORPORATE PARTICIPANTS

Dan Marinangeli           EVP & CFO, TD Bank Financial Group
PRESENTATION

Kevin Choquette           Analyst and Managing Director, Scotia Capital
Good afternoon and I know that was a very short lunch break but we’re just going to try to keep on schedule here.
Our first presenter this afternoon from TD Bank Financial Group is Dan Marinangeli, executive vice president and chief financial officer. Dan joined the bank in 1987 and in 1995 was appointed Senior Vice President, Finance Division and to his current role in 1999. TD Bank has increased its common dividend 100% since the beginning of 2000 with the bank being the most active of the Canadian banks in terms of acquisitions, with Banknorth, Hudson United and Ameritrade.
Dan?

Dan Marinangeli EVP & CFO, TD Bank Financial Group
Slides — 1 & 2
Thanks, Kevin. It’s great to be here. Forward-looking statements, obviously, if there are any, disregard them.
Slide — 3
I’d like to say three things today, if I can, and get three things across to you. The first point I’d like to make is basically describe our strategy for building a better bank, then describe in more detail our four businesses and how the four businesses tie into our basic strategies, and finally give you some indication, a sense of why we think TD is a different bank from our peer group.
Slide 4
Our basic strategies in the bank are all geared towards lessening the barriers to a premium P/E multiple. The TD trades at about 12.5 times next year’s consensus cash earnings. That’s well under the average for the TSX, of course, and it’s not a particular premium to the other Canadian banks either. We think we need to address four issues to reduce this discount.
The first issue is we need to outperform the market vis-a-vis earnings growth. We have to do that with a lower risk profile. And third issue is we need to redeploy our capital, earning a satisfactory return. I think we’ve done a reasonable job of that. And the fourth factor is really a rele-factor , we have to have the confidence of our investors and we need to be consistent, we need to do what we say we’re going to do. And it’s been the policy of the bank for several years now to be very transparent and open with investors and basically follow through on what we say we’re going to do.
I think we’ve done fairly well in points number one and two. I think we still have a challenge in following through on point number three, the redeployment of our capital. I think we’ve made some initial strides there, but obviously the game continues and we’ll be judged on how well we do over the next several years.
Slide 5
So, in terms of growth, looking at our segment performance we’ve experienced exceptional results in our personal and commercial bank. Results so far this year are up 18% and it now represents 61% of the total earnings of the bank. We’ve got solid results in wealth, especially solid results in Canada for wealth.

TD Banknorth is a new segment starting this year and year to date we’ve seen slight declines in our wholesale business for reasons that I’ll talk about later in the presentation.
Slide 6
So this is translated into, at the consolidated level, some pretty strong results. We have so far year to date earnings of $3.08. That’s up 8% over the same period last year and you’ll recall that last year was an exceptional year for the bank where our earnings were up 26% over the previous year. We haven’t had any significant impact in these results of PCL reversals, which are, for the most part, excluded from our core cash earnings.
We’ve said that we felt that we could grow earnings per share in the range of 7 to 10% this year. In order to do this we need to get earnings growth from our largest business, TD Canada Trust, by about 10% or better and we need wealth to grow in excess of 10% because we don’t see TD Securities, our wholesale business, growing at 10% in the future. And I’d say so far we’re on track.
Slide 7
We’re quite pleased with our performance recently, especially how it compares to our peer group where on a year to date basis we’ve now outperformed the peer group by about 16 percentage points since 2003. But earnings growth needs to be compared to the level of risk that any bank takes to get these earnings number and in this regard we’ve done even better.
Slide 8
We continue to outperform our peers in return on risk-weighted assets and we’re doing this despite the very benign credit environment facing our industry. This environment probably isn’t going to stay this way forever. You have to wonder if all the banks are earning enough in their lending businesses over a total credit cycle to get the kind of returns that are required.
Slide 9
Higher returns on risk-weighted assets implies our capital is growing very rapidly. In fact, that is the case and in TD’s case we’re currently generating about $1.5 billion a year in capital for reinvestment. We’ve been doing a fair amount of reinvestment recently. We estimate that the pro forma tangible common equity ratio at the end of our third quarter, including the announced deal with Ameritrade and Hudson United, would be about 7.6%.
Slide 10 & 11
So, looking at our four businesses, how have they performed and what are their strategies? We have four very solid growing businesses. The first one I’ll talk about is the personal and commercial banking business in Canada, also known as TD Canada Trust. It’s been a tremendous story for us, both in terms of earnings growth and the generator of economic capital for the bank. In fact, this is where the majority of the excess capital that the bank has generated has come from.
Slide 12
And how have we been doing it and what are the strategies that have worked so well in TD Canada Trust? Well, we have basically tremendous market share in personal banking in Canada, about a 21% market share across most personal products in Canada, higher in some, slightly lower than others. But that’s not across the board, so we have some businesses where our market share for historical reasons are well under that 20 to 21%. Examples would include credit cards, small business and commercial banking, the insurance business as well. Despite the fact that we do very well in Meloche Monnex and we’ve seen exceptional growth in that business, we still only have single digit market share in the P&C insurance business in Canada.
So what we need to do is we need to use the strengths in our personal banking businesses to improve the market share and growth potential to those businesses where we’re underrepresented. We’re using our strengths to grow our weaker businesses. And we need to do that in order to grow faster than the market because we have got a fairly mature market in Canada but you need to grow faster in certain businesses if you’re to outperform that market.
Secondly, we feel very strongly that we need to continually reinvest in our systems and processes in TD Canada Trust in order to produce cost savings two or three years out. So in TD Canada Trust, IT spend is a goal, not a way to reduce expenses. There is never any pressure on our retail banking staff to reduce IT spend in order to shave 0.5 point off the efficiency ratio. What we do is we want to redeploy, reinvest the savings that we’ve had from previous initiatives into new initiatives so that two or three years from now we will be able to reap the cost reduction benefits in that way.
And finally, over time we need to continually invest in our growth businesses. A good example of this is Meloche Monnex. We’ve done a few very small tuck-in purchases in Meloche Monnex, which over time have greatly enhanced the Meloche Monnex growth platform.
Slide 13
One of the great stories of the retail bank is that despite the fact that margins have declined since 2002 fairly substantially across the whole system, we’ve been able to continually improve our efficiency ratio. And that’s a very difficult thing to do when your top line revenue is being constrained by margin declines. Our efficiency ratio so far this year, 56.4%. Although banks don’t all report their business now on a consistent basis, we think that that is the best efficiency ratio for retail banking in Canada. We’re the low cost producer and that’s the place where you think — where we think we really need to be given the maturity of the Canadian business.
Slide 14
We’re also starting to get some traction in a few of our underrepresented businesses that I mentioned before. So in small business and commercial banking, for instance, we’ve seen over the past year, nine months year to date, we see business loans and deposits growing by about 9% on a year over year basis. This is after several years of very static balances in our small business and commercial banking businesses.
Likewise, on the insurance front you can see that our revenue net of claims in our insurance businesses, being Meloche Monnex and our life insurance businesses, on a year to date ‘05 basis are up about 47% over the previous year. We’re seeing solid momentum in some of these underrepresented businesses, especially in the small business and commercial banking business. I would say that in the insurance businesses what we’re seeing is a — very likely to be a plateauing of the growth rate over the next several periods. We can’t continue to grow at 47% for very much longer, but are expecting insurance revenues to grow in the 10 to 15% range over the next foreseeable future.
Slide 15
So how does this compare to our peer group in terms of profitability in the personal commercial bank? It compares quite well, of course. On a basis in 2002 to 2004, i.e. the two-year growth of our P&C bank, we’re up 34% versus the peer group of 15%, more than doubling our peer group.
On a year to date basis, three quarters ’05 versus three quarters ’04, we’re up 18% compared to the 13% peer group number. This is, we think, a substantial out-performance in what is supposed to be a very mature well bank business.
Slide 16
Moving on to our wealth management story, we think there’s a pretty good story on this front as well. The strategy here again, same as in retail banking, use our strengths to address our weaknesses.
And, as you know, because the TD Bank did not buy a full service brokerage in the late ’80s like the other banks, we have had a very significant under-representation in the full service brokerage business. And despite the fact that we have a very strong discount brokerage business, we’ve been underrepresented in some other facets of the wealth business in Canada.

So what we need to do is invest on the advice side, as we said on many occasions, and, in fact, we’ve been successful at this in the last nine months. The non-discount portion of this business in Canada has grown by 32% in the nine months year to date over the same period last year. The key is to use our very strong distribution channels in Canada and to continue building on our investment advisor and financial planner networks.
And we’ve — we started 2005 with 364 planners. We had planned to build that by 100 during the year and we’re on track to do that. On the investment advisor front we started at 414 and we had planned to add 50 and we’re on track to add 50 for the year. So we’re on track to get to our planned numbers by the end of this fiscal year.
Slide 17
One of our extreme strengths in the wealth management business, of course, is our retail mutual fund business. This has performed exceptionally well and really has been built on exceptional performance over the last several years. You can see in this chart that our Morningstar 4 & 5 star rated accounts are higher than the industry and likewise our 1 & 2 star rated funds are well under what the industry has as a norm. So we’re performing better than the industry.
And because of that, to a large extent because of that, in our very strong distribution network we are the number two retail fund, retail mutual fund complex sales firm at $3.8 billion so far this fiscal year. We’ve been gaining market share, extensive market share, both in the banking part of the fund business and in the total industry part of the fund business. It’s clear that — effective distribution is clearly becoming to the fore here and the banks, of course, are doing very well as a result and we are one of the biggest beneficiaries of that trend.
Slide 18
So all in, we’ve seen tremendous growth in our wealth management business with a very strong non-discount component. On the discount side the big story, of course, is our announced pending Ameritrade deal. We announced that in late June. I won’t say a lot about Ameritrade or Banknorth now because both of those companies are on the agenda, Banknorth right after me today and Ameritrade tomorrow.
Slide 19
But if you wanted to look at the impact that Ameritrade could have on the profitability of our wealth businesses, if you assume that our domestic wealth business, including TD Waterhouse Canada, were to continue at the same pace as we have for the first three quarters of this year, and that would include TD Waterhouse Canada, continue at that pace in ’06 and ’07 and if you were to also make the same assumption with TD Waterhouse U.S. and Ameritrade going into the combined entity of TD Ameritrade, i.e. the last nine months would be annualized and the same results would be achieved in ’06 and ’07. If you then layered in the synergies that we’ve modeled and disclosed at the analysts meeting in June and any funding costs associated with the deal, you can see a fairly significant impact in terms of profitability on our wealth business in total.
Slide 20
So moving on to the wholesale banking business in TD Bank Financial Group, this has been a success story as well but for different reasons. It certainly hasn’t been a success story from an earnings growth perspective. You can see that net income has been relatively flat over the last three years if you include the nine months year to date number for this year. But it’s been hugely successful from a risk reduction perspective.
I have a slide in a few minutes on the risk of TD Securities. You’ll see that it’s greatly reduced over this period. That results in less capital being used and despite the fact that earnings haven’t grown very much over the last few years, our return on invested capital is very satisfactory, approaching 20% in ’03 and exceeding 20% in both ’04 and year to date ’05. And the fact that we use return on invested capital and economic profit as a prime metric in the securities industry I think is quite unusual for that industry, as most of you may know, in fact.
Slide 21
So we’ve developed a different strategy for TD Securities. It operates within a fairly modest capital allocation. It’s currently at $2.6 billion, so the risks that they take are commensurate with the allocation of capital and greatly reduced from previous periods. As I mentioned, the key metric is return on invested capital54 economic profit, so that tends to align the goals and desires of our senior management team in TD Securities with that of the TD Bank and shareholder group. And I don’t think that is all that common in the industry.
Consistent with this strategy we continue to focus TD Securities in Canada. We announced in the second quarter that we would be restructuring our structured products business that is outside of Canada and we continue to look at ways to reduce the riskiness of TD Securities generally through retrenching to Canada and generally through reducing the capital usage in those marginal businesses that don’t return a satisfactory return on invested capital.
Slide 22
One of our prime domestic focuses in the last several years is to improve our institutional equities business and you can see that based on the stock — the block trade percentage of market share, we’ve moved from number five in 2002 up to number one with a 16.2% market share year to date in ’05. Again, great success here.
What we’ve had in the past in TD Securities is a very strong fixed income business, as you probably know, and what we’ve attempted to do here is match it in Canada with a strong equities business as well. I think it’d be fair to say, though, that with a fairly strong equities and fixed income business, we still lag the industry in terms of investment banking and historically we’ve lacked the diversified deep franchise that the other security firms have in Canada. And so what we’re doing is we’re focusing our effort in Canada and attempting to again bring the resources back where we think we can have a significant impact in Canada.
Slide 23
Evidence of the reduction in risk can be seen on the next slide and you can see that in 2002 we had average invested capital of 4.2 billion and that’s now down to an average in Q3 of $2.6 billion, a significant reduction in capital used, and with a commensurate reduction in the risk-weighted assets used in TD Securities, 62 billion total in 2002 down to only $32 billion currently.
A number of factors went into play in terms of risk reduction obviously. The non-core credit portfolio, corporate lending portfolio, the rundown of that portfolio, which was very successful, reduced both capital used and risk-weighted assets. As well, the focus on our trading businesses and developing more sophisticated models within the market risk category has also reduced significantly the risk-weighted assets used in that business.
Slide 24
Just a few words on TD Banknorth. From TD’s perspective, as Peter Verrill is going to be saying a few words about TD Banknorth in a few minutes, but we’re quite pleased with the way TD Banknorth has performed so far. Again, it’s very early days. We’ve had effectively one full quarter and a part quarter of their results included in our consolidated results. Banknorth was a significant strategic move for the TD Bank. I shouldn’t have to say that; most of you know that’s true. What it does is it gives us scope for the redeployment of capital in future periods and to get higher growth in earnings within our peer group in Canada.
The pending acquisition of Hudson United proves that we can indeed expand the footprint of TD Banknorth out of its traditional geography. And the fact that we have strong local management onsite for

Banknorth makes this a doable strategy. Without local management you wouldn’t be able to expand the local footprint to the degree that we have in a short period of time in Banknorth.
Slide 25
In terms of TD Ameritrade, again TD Ameritrade is presenting tomorrow, but the new TD Ameritrade will be an exceptionally strong competitor in its industry, very well positioned. It’ll be the largest discount broker by trades per day in the industry. It’ll be well placed to participate in future consolidation in this industry and it now appears that the TD and Ameritrade deals that we announced in June has probably been a spark or an incentive for other firms to participate in consolidation, as we saw with Harris Direct.
This will take the TD brand across America. This will be a very large business. It’ll have a very high profile in the U.S. Coupled with our brand of TD Banknorth in the northeast, the TD Ameritrade brand, which we’ll be able to spend significant amounts of money on media purchases, TD will become a much more known brand name in the U.S. It also fits very well with our overall strategy.
We like our business — we like our businesses to be of critical mass. We like our businesses to be competitive, we like them to be able to stand on their own and survive. TD Ameritrade will certainly meet that criteria. This will be a very, very strong competitor in its space. And very strong businesses in individual geographies and individual businesses should result in stronger P/E for the consolidated bank stock here back in Canada.
So, as you look at this pie chart, you can see that our earning stream will be more diversified once we close the Ameritrade deal. Ameritrade will — TD Ameritrade will represent about 8% of the cash earnings of the bank once all the synergies are realized, Banknorth, about 9%, again when all synergies are realized with Hudson United. TD Waterhouse in the Canadian wealth business, the fund business and the full service business, will represent about 11% of our total profitability and our wholesale business at 19%, slightly under 20%, with a balance, a very significant 53%, representing TD Canada Trust in Canada.
Slide 26 & 27
So, when you get down to the end of it, why is TD Bank different than our peer group? What differentiates us from the other four major banks in Canada? Well, I hope I’ve described the lower risk profile that the TD Bank has. That’s been a conscious decision on our part. I think it’s fair to say that we kind of got a few hints along the way as to what we should do in that regard. 2002 may have been an example of learning through necessity, but once we did learn we have applied those strategies extensively.
We do have faster organic growth than our peer group. We don’t view Canada really as a slow growth franchise given the fact that we have certain under-penetrated businesses. The TD Canada Trust merger produced some anomalies in the market shares of our various businesses and it’s our task and our strategy to exploit those anomalies using our strengths to deal with our weaknesses.
We have an incredible focus on capital management and optimizing invested capital. I think this is clearly a differentiating factor between this bank and others. We recognize that this isn’t really a strategic game we’re playing. Strategies are pretty simple. I think you can read about strategies in the global mail almost any day. What you have to be able to do is apply those strategies, put them into place, and execute those strategies in a way that creates shareholder wealth. So far I think we’re on track. We have a long way to go.
And lastly, I think the TD Bank has by far the strongest U.S. growth platform of any of the major banks, in fact, two significant players, TD Banknorth, which is a dominant player in its region, and TD Ameritrade, which will be a very strong competitor across the whole U.S. market.
Slide 28
We have some other materials, which if I flipped to this slide already, I apologize for not plugging it sooner. We also have some pending securities filings and so I ask you to read this slide, please.

And now, Kevin, we’re open for questions.
QUESTION AND ANSWER

Kevin Choquette — Analyst and Managing Director, Scotia Capital
Dan, TD has been a leader on the Canadian banks and taking parts of itself public in order to achieve higher valuations and strategic benefits associated. With that I’m thinking, of course, of Waterhouse. It was private, public, private and it will be public again when it’s blended into Ameritrade and Banknorth, of course. But it seems to me that TD should be the first of the big banks to carve out part of itself as an income trust. Can you please talk about your thoughts in that regard, in particular in Canadian wealth management operations and perhaps even TD Canada Trust?

Dan Marinangeli — EVP & CFO, TD Bank Financial Group
I think there are considerable impediments to creating an income trust that are parts of the bank. To be honest, we haven’t spent a lot of time thinking about how we might achieve what you’ve suggested. There are considerable regulatory questions. The Canadian banks are, as you know, are creatures of the Canadian Bank Act, which anticipates a corporate form at the consolidated level certainly. So I think the whole bank doing an income trust would be not on the table.
Components of the bank would lend itself to an income trust in that they would have fairly stable cash flows I think. We have no plans for doing that and I would be quite surprised if any plans are hatched in the short term.
The real solution, of course, is very simple here. The finance department, the Canadian government should fix the double taxation of dividends. And that would be very positive from a corporate Canada perspective, exceptionally positive from the Canadian bank perspective.
And, in fact, I would submit that fixing that problem with the current tax rules would be more positive to the bank as a whole than spinning off a part of its business in a trust form, which would always be, to be honest, would be open to future tax law change and restructurings required therefore and it would be, in some respects, perhaps the last straw in terms of fixing the current trust rules. I’m not sure that it would be very wise for the banks to get in the middle of that.

Kevin Choquette — Analyst and Managing Director, Scotia Capital
Other questions? Keith?

Unidentified Audience Member
Thank you. Dan, can you bring us up to speed where you’re going to be on the unsecured lending platform and how that’s going to roll out and the timeframe for that plus any comments on what you’ve been doing in your credit card market share? You guys have been very aggressive marketers. Are you seeing any increases of market share there or where that stands?

Dan Marinangeli — EVP & CFO, TD Bank Financial Group
Okay, the first question, Keith, you’re wondering about our laser development. We’ve been developing an unsecured lending platform now for several years. We have parts of it in place. It rolls in over the next nine months or so. We’ll have it all in place by the middle of next year. I would say that at this stage we’re cautious about the impact that might have on market share or ability to grow that business. We have seen no appreciable growth in those unsecured balances. We have not gained market share. You can see by looking at the PCL numbers that we’ve recorded that we have not blown up PCL numbers as a result of expanding that business. It is our desire to expand that business, but we’re going very slow and we’re going to be very careful that we don’t destroy value here by expanding too fast.
It’s clear that the unsecured personal lending business in Canada hasn’t been, over an extended period of time, a creator of economic profit and you go back in a historical sense, it generally has been an under-priced product in Canada. And so we’re looking at ways to make it an economic profit creator at the same time as expanding our volumes and market share and we really want to go slow on that.
In terms of our credit card business, I would say that we’re not expanding market share to a significant extent and that we’re growing volumes in single digits, whereas some of our competitors are doing double digits. So again, the unsecured platform that we need to expand that business is the same ones I’m talking about. So I would say that we’re being slow and careful on both fronts.

Kevin Choquette — Analyst and Managing Director, Scotia Capital
Questions? Dan, how would you recap your return expectations on a longer-term basis with respective
Banknorth and Ameritrade?

Dan Marinangeli — EVP & CFO, TD Bank Financial Group
The Banknorth ROIC for the first full quarter, Kevin, as you know, was about 5.5%. When we did the deal we were looking at slightly higher ROICs than that the initial period, only 50 basis points higher, 6% was the expectation. So we’re pretty well there in the first quarter, close, and we hope to be there for the full year. So I’d say that Banknorth has met our expectations. It’s certainly met our expectations in finding a good deal to do. It’s those follow-on deals that improve ROIC, so in fact if anything, we’re probably a little bit ahead of schedule in terms of getting that next deal done. So we’re happy with Banknorth.
Ameritrade, it’s early to say and it’s difficult for us to actually figure out what the actual ROIC is for Ameritrade because we’re taking an asset that we’ve built up over a number of years. We had taken significant amounts of capital out of that business over this period and, in fact, if you were to go back and look at all the money we spent on TD Waterhouse in the U.S., deduct all the money we made on the IPO and selling parts of that business off, like the night trading shares that they had back in the ’90s, you’re hard pressed to find any invested capital. So we will be investing some more cash and buying up to the 39.9%. The return on that capital will be very, very strong. So it can’t help but be a winner.

Unidentified Audience Member
Given your interest obviously in investing more along the Banknorth route, does this mean that you’ll likely be as active in the buyback of your shares? And can you just discuss a bit of the tradeoff that you see and the rate return that you can get from a buyback of your shares versus the rates of return on a shorter-term or longer-term basis that you see in acquisitions?

Dan Marinangeli — EVP & CFO, TD Bank Financial Group
Okay. In fact, we’re not very active in buying our shares back at all. We haven’t been active in buying our shares back for, oh, a couple of years I think. And even at that point we were only buying shares back as a result of dilution on the option plans. The TD Bank has not been an active buyer of its own shares for quite some time.
We feel that the best way to create shareholder wealth in owning TD Bank shares is to earn a return on our invested capital in excess of the equity cost of capital that we have. By definition, you can’t buy your shares back and do that. We think that we can invest in places like Banknorth or TD Ameritrade where we can earn the cost of equity at the bank. And it’s longer term, perhaps, in the case of Banknorth at 6% or 5.5%. It’s not the equity cost of capital of our retail businesses. We think it’s more like 9%, so we’ll need to build up that level over the next year or two.
We feel that it’s the redeployment of capital that we’re paid to do and it’s finding opportunities to redeploy that capital or raise the return in excess of the equity cost of capital. That’s our job. That’s our number one job. That’s what we intend to do. If it ever gets to the point where there’s some environmental reason why there is just nothing to invest in, period, across the whole spectrum of possibilities, then we would certainly look back at buying our shares. But it’s hard to imagine that buying your shares back is the only or the best always possible use of your capital, in my view, my personal view.

Kevin Choquette — Analyst and Managing Director, Scotia Capital
Okay, on that note I’d like to thank Dan for his presentation.

Dan Marinangeli — EVP & CFO, TD Bank Financial Group
Thanks, Kevin.